Exhibit 99.2

Q2 2018 CONFERENCE CALL - THURSDAY, AUGUST 2, 2018
Scott:
Thank you and good morning. We appreciate your participation in the CBL Properties conference call to discuss second quarter results. Presenting on today’s call are Stephen Lebovitz, CEO, Farzana Khaleel, Executive Vice President and CFO and Katie Reinsmidt, Executive Vice President and CIO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to Katie following the conclusion of the call.
I will now turn the call over to Mr. Lebovitz for his remarks. Please go ahead, sir.
Stephen:
Thank you, Scott and good morning everyone.
Before I review second quarter results, I wanted to take a minute to recognize and congratulate Michael Lebovitz on becoming President of CBL in June. This promotion recognizes the broader role Michael has been playing in the company as well as the increased importance of our redevelopment strategy.
This is an important year for CBL as we recover from the significant bankruptcy activity in 2017, transform our properties from apparel and department store dominated enclosed malls to mixed-use centers with more diverse tenants and stabilize our financial results and balance sheet. And we are making major progress in each of these areas.
While we are looking to improve on our overall results, we are pleased to again reaffirm full-year guidance, with the second quarter coming in within expectations. Second quarter adjusted FFO per share was $0.46 and same-center NOI declined 6.9%. Trailing 12-month same-center mall sales increased to $376 per square foot, flat from the first quarter and an increase from $375 per square foot for the prior year period. Leasing spreads improved sequentially but remained negative in part due to renewal activity with certain retailers with high occupancy cost levels.
Bankruptcy activity has also slowed this year compared to 2017, particularly for in-line retailers with more retailers filing for reorganization rather than liquidating. Last year we had over 800,000-square-feet of store closings related to retailers in bankruptcy. This year, we anticipate approximately 2.0 million square feet of stores closures, however 1.9 million square feet is represented by the Bon-Ton stores closing in August. As Katie will discuss, we are making strong progress replacing vacating Bon-Ton stores that we own and expect to have several of the new users open in 2019.
Our leasing activity reflects the success we are having in diversifying our tenant mix. Year-to-date over 60% of our total new leasing was executed with non-apparel tenants, including dining, entertainment, value and service uses. We have executed contracts, LOIs or are having active negotiations with 55 restaurants as well as 12 entertainment uses, 8 hotels, two grocery users as well as fitness, medical office, self-storage and residential. We are expanding the types of uses we are bringing to our properties. At Westmoreland Mall, last week we announced that we have a signed lease with The Cordish Companies and Greenwood Gaming, two successful and experienced operators of casino/entertainment complexes to replace the closing Bon-Ton location. This unique addition, the first of its kind in the CBL portfolio, encompasses gaming, entertainment and dining to offer an exciting experience for our customers. The casino will attract new traffic and drive sales to the entire property. Additionally, our self-storage program is picking up momentum with one project opening in August, one under construction and two in the planning phase.
We are replacing weaker legacy retailers to broaden and stabilize our sources of income. We have signed leases with growing specialty concepts such as La Senza, Altar’d State and Carters. We are adding service, medical and education tenants at several centers. We are negotiating with several on-line retailers that are looking to open stores as a way to grow their brand presence and overall sales. This new wave of retailers is looking for more than just space to lease; they are looking to partner with us to share data and analytics. We are in discussion with several e-tailers as well as some traditional stores to provide analytics and other services using traffic and WiFi data we are collecting at our properties.
As we have discussed in earlier calls, a major priority is to ensure that we have the liquidity and financial flexibility necessary to fund redevelopment activity. We are raising attractively priced capital through refinancings and extending our debt maturity schedule by addressing future maturities well in advance. During the quarter, we closed on the refinancing of CoolSprings Galleria with a new non-recourse, 10-year fixed-rate loan and completed five year extensions for two secured loans scheduled to mature in 2019. As Farzana will discuss in more detail, we are working on other property-level financings and having constructive discussions with our bank group with regard to recasting both our term loan and our lines of credit.

In addition we are being proactive in exploring opportunities to enhance liquidity and maximize our free cash flow. We review every operating expense and capital expenditure so that the maximum cash flow is available to fund redevelopment and debt reduction. As we discussed last quarter, we structured several of our redevelopments using joint ventures, land sales or ground leases in a manner that minimizes our capital investment while still creating a transformative project. The casino joining Westmoreland Mall is a great example of this. CBL’s capital commitment to the project will be less than $2.0 million yet the addition will be a tremendous benefit to the center’s long-term growth.
One of our most significant uses of cash is our common dividend payment. Last year, we reduced our dividend to match our taxable income projection for 2018 to preserve $50 million of liquidity. With our focus on returning shareholder value and as significant shareholders ourselves, we do not take adjustments to our dividend lightly. However, our first priority is to ensure we have sufficient liquidity to fund our capital needs. We plan to pay $0.80 per share for this year. The dividend declared in August will be the fourth dividend taxable in 2018. We will review preliminary projections for 2019 taxable income ahead of the November dividend declaration, which is typically payable in the following January. At that time we will determine the appropriate payout level on a go-forward basis. We recognize the importance of consistency of our dividend level and believe that the dividend is an important component of our total return to shareholders. We also believe that it is critical to ensure CBL remains on the offense with ample liquidity and financial flexibility to fund redevelopments without adding additional debt. We will balance these considerations as we have better visibility over the next few months and will communicate our plans when this information is available.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.
Even though we have not fully recovered from the bankruptcies in 2017, our leasing has picked up and we are making solid progress. For the second quarter, portfolio occupancy ended at 91.1%, down 50 basis points compared with the prior-year quarter and flat sequentially. Same-center mall occupancy declined 90 basis points from the prior-year to 89.5%. Bankruptcy-related store closures impacted mall occupancy by approximately 91 basis points or 168,000-square feet for the quarter. Occupancy was also impacted by the closure of 34 Best Buy Mobile locations representing 48,000 square feet.
During the quarter we executed nearly 850,000 square feet of leases. On a comparable same-space basis, we signed roughly 436,000-square-feet of new and renewal mall shop leases at an average gross rent decline of 8.2%. Spreads on new leases for stabilized malls declined 1.4% and renewal leases were signed at an average of 9.9% lower than the expiring rent. The decline in renewal spreads was driven by a number of higher occupancy cost leases that were renewed during the quarter. As Stephen mentioned, we were pleased to see a sequential improvement in the leasing spreads and are pushing hard to return to positive territory.

Second quarter sales growth mitigated from the levels generated during the first quarter, coming in relatively flat. Rolling 12-month sales reached $376 per square foot compared with $375 per square foot in the prior year. While April returned some of the gains achieved in March from the early Easter, May posted a solid increase and June was relatively flat. Children’s apparel, family shoes and cosmetics posted healthy increases in the quarter, while we saw weakness in some accessory concepts and optical. We anticipate a healthy back-to-school and modestly positive sales for the full year.
Replacing underperforming department stores is a huge opportunity for us to transform our properties. It helps to stabilize and grow income, achieving rents that are multiples of what the vacating department stores paid and driving new sales. During the quarter we added to our redevelopment pipeline as well as opening several completed projects.
In April, we opened Dick’s Sporting Goods at Richland Mall in Waco, TX, taking space formerly occupied by mall shops and a junior anchor. We also opened a new Marshalls in the former JCPenney location at York Galleria in York, PA. Flix Brew House, a specialty theater operator featuring films, food and microbrews, opened in June at East Towne Mall in Madison, WI. Later this year we’ll open H&M and Planet Fitness in the former JCPenney space as well as Outback Steakhouse at Eastland Mall in Bloomington, IL.
Construction is progressing on the Sears redevelopment at Brookfield Square in Milwaukee, WI, which was one of the stores we purchased last year through a sale-leaseback. The first phase of the project includes the new BistroPlex dine-in movie experience from Marcus Theaters, Whirlyball entertainment center and two restaurants. In July we completed the sale of a portion of the Sears parcel to the city for development of a hotel and convention center.
We are planning for a fall opening of Bonefish Grill and Metro Diner in the former Sears Auto Center location at Volusia Mall in Daytona Beach. Aubrey’s restaurant and Panda Express are under construction here in Chattanooga at Northgate Mall in the former Sears Auto Center space.
At Jefferson Mall in Louisville, KY, we are under construction to add Round 1 entertainment center in the former Macy’s. The opening is set for later this year.
We commenced construction on Dave & Busters at Hanes Mall in Winston-Salem in former shop space near the Sears wing with the opening scheduled for 2019.
In Greensboro at Friendly Center, O2 Fitness is under construction replacing a former freestanding restaurant. The new 27,000-square-foot location is expected to open in late 2018.
In July, construction commenced on Cheesecake Factory at Hamilton Place here in Chattanooga. The new restaurant is locating on a portion of the Sears parking lot and is expected to open later this year. We acquired the Hamilton Place Sears store and surrounding parking and land in the January 2017 sale-leaseback transaction. We are finalizing plans for the redevelopment of the Sears building, which will include an entertainment use and other mixed-use components but were able to move forward in advance with construction of Cheesecake in the parking lot.

We are also making strong progress in replacing the remaining Bon-Tons. As a reminder we started the year with 16 stores with four owned by others and two in mortgaged properties. We have leases executed on three and LOIs or active negotiations for most of the remaining. We announced earlier this week that a new Shoprite grocery store will take the former Bon-Ton space at Stroud Mall in Stroudsburg, PA. Construction is expected to start later this year for a 2019 opening. We have two leases executed with value retailers to take the former Elder-Beerman space at Kentucky Oaks Mall, one of our joint venture properties. At Westmoreland Mall we have a lease executed with Stadium Casinos. Lastly, we completed the sale of Janesville Mall, which was anchored by a Bon-Ton location.
We are reducing our Sears exposure with 39 remaining open in the portfolio after the sale of Janesville. This includes 15 leased locations. In addition to Brookfield Square, we are making progress on the redevelopment plans for the other four Sears we purchased in 2017 as well as leased locations that are at risk or slated to close in the near-term. Sears is marketing the majority of their owned stores to third parties and we are monitoring this process closely. We are also working with Seritage on the locations they own in our portfolio.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
Second quarter adjusted FFO per share was $0.46, representing a decline of $0.04 per share compared with $0.50 per share for the second quarter 2017. Major variances included $0.07 per share from lower property NOI, $0.01 lower net interest expense, $0.01 lower G&A expense and $0.02 lower abandoned project expense.
Second quarter same-center NOI declined 6.9% or $11.5 million with $8.3 million lower revenue and expenses increasing $3.1 million. The decline was primarily due to lower occupancy and rent reductions related to tenants in bankruptcy offset slightly by an increase in percentage rents. Property operating expense were $0.8 million higher, maintenance and repair expense increased $1.1 million and real estate tax expense also increased by $1.2 million. The variance in real estate tax was primarily the result of a beneficial assessment creating a negative variance from the prior-year period.
We are maintaining our 2018 guidance for adjusted FFO in the range of $1.70 - $1.80 per share, which assumes a same-center NOI decline of (6.75)% - (5.25)%. Guidance continues to include a top line reserve to take into consideration the impact of unbudgeted bankruptcies, store closures and rent reductions. Based on our results year-to-date and current expectation of rent loss from rent reductions, closures and co-tenancy from activity year-to-date, we expect to utilize approximately $13 - $15 million of the reserve. We will update this number as the year progresses as well as other assumptions that underlay our guidance.
We completed several important financial transactions during the quarter that locked in low borrowing costs and extended our maturity schedule. We closed on a new $155 million loan secured by CoolSprings Galleria at a very attractive fixed rate of 4.839%, generating approximately $30 million in excess proceeds to CBL at our 50% share. The maturing $98 million loan carried a rate of nearly 7%. We also completed five year extensions of loans aggregating to $115 million secured by Hammock Landing and The Pavilion at Port Orange in Florida - both 50/50 joint venture assets. Subsequent to the quarter-end, we retired $190 million of our $490 million unsecured term loan. We are making good progress placing a new loan on The Outlet Shoppes at El Paso and anticipate closing within the next 90 days. We will utilize proceeds to reduce outstanding borrowings on our lines of credit that were used for the July term loan paydown.
As Stephen mentioned, we are in the process of refinancing our $350 million unsecured term loan, which has an outside maturity date in October 2019 as well as our major lines of credit totaling $1.1 billion in capacity, which mature in 2020.
In addition to extending the maturities, we are working with our bank group to right size both the term loan and the line facilities to a lower level, while still maintaining adequate capacity and flexibility. Based on our preliminary discussions with the banks, there is a high likelihood of adding security. While our preference into the discussion was to remain unsecured, the additional flexibility of terms that we are able to achieve through adding collateral will be important in allowing us to more effectively execute our strategy. Through the negotiation process and as we identify assets, we are being mindful to ensure adequate coverage for our bonds by retaining a high-quality unencumbered pool which will continue to provide significant support to our unsecured bond covenants. We will provide more details as the terms and properties are finalized.
Our total pro rata share of debt at quarter-end was $4.7 billion, a reduction of approximately $20 million from the prior-year period and $19 million from year-end. We anticipate ending the year with lower total debt as the foreclosure of the $122 million loan secured by Acadiana Mall should be finalized. We are also in discussions with the lender for the loan secured by Cary Towne Center to determine next steps for the property. As we announced in June, IKEA made the decision to cancel plans for certain stores as their corporate strategy shifted. Since the extended maturity date of the Cary Towne Center loan was contingent on the sale of land to IKEA, the loan went into default upon receipt of the cancellation notice. The lender elected to accelerate the loan maturity pursuant to the loan agreement and we recorded a $52 million impairment charge in the quarter due to the shortened hold period. We are currently finalizing a forbearance agreement and will work with the lender to determine the best path forward over the next several months.
We had approximately $113 million outstanding on our lines of credit at the end of the second quarter. At quarter end, net debt-to-EBITDA was 6.98 times compared with 6.4 times in the prior-year period. The increase was primarily due to lower total property-level NOI. Our expectation is that this metric will improve by year-end 2019 as debt levels are reduced and we benefit from lease-up and new NOI from projects coming online.
I’ll now turn the call over to Stephen for concluding remarks.

Stephen:
Thank you, Farzana.
We are encouraged by recent positive trends in retail and the overall industry as well as the progress we are making redeveloping anchor locations. While these improvements have not yet benefited our financial results, we are confident that we will demonstrate improvement as the year progresses and into 2019. Our properties are well-positioned in their markets to attract new and unique uses, such as the casino at Westmoreland and supermarket at Stroud. Our recent financing activities are encouraging and we expect continued progress before year-end on the term loan/line of credit recast. We are committed to making sure we have adequate liquidity and flexibility to execute on our redevelopments and other strategic initiatives.
We are confident that these strategies will put CBL in a stronger position going forward. We appreciate your continued support and will now take your questions.